FRB| WEBER SHANDWICK
   | FINANCIAL COMMUNICATIONS

                                                                    RE: NN, Inc.
                                                                    2000 Waters Edge Drive
                                                                    Johnson City, TN  37604

FOR FURTHER INFORMATION:

AT THE COMPANY:                                AT FRB|WEBER SHANDWICK
---------------                                ----------------------
Will Kelly                                     Kerry Thalheim        Susan Garland
Treasurer & Manager of Investor Relations      (General info)        (Analyst info)
(423) 743-9151                                 212-445-8437          212-445-8458

FOR IMMEDIATE RELEASE
December 21, 2001

                   NN, INC. ANNOUNCES SALE OF ITS INTEREST IN
                         JOINT VENTURE COMPANY IN CHINA

Johnson City, Tenn - December 21, 2001 - NN, Inc. (Nasdaq: NNBR) today announced that it has sold its interest in Jiangsu General Ball & Roll Company, LTD, a
Chinese ball and roller manufacturer located in Rugao City, Jiangsu Province,
China.

To effect the transaction, NN sold its 50% ownership in NN General, LLC, which owns a 60% interest in the Jiangsu joint venture, to its partner, General
Bearing Corporation (Nasdaq: GNRL) for a combination of cash and notes valued at
$3.9 million. NN, Inc. anticipates a non-cash after-tax write down of its investment in the joint venture of approximately $130,000, in the fourth quarter of 2001.

Roderick R. Baty, Chairman and Chief Executive Officer, stated, "We concluded that our 30% minority ownership limited our ability to achieve the financial returns we had originally projected. For that reason, we pursued with General
Bearing the sale of NN's interest in Jiangsu General Ball & Roller. This enables us to recoup our initial investment in the venture and investigate alternative strategies for an Asian manufacturing presence."

NN, Inc. is an independent manufacturer and supplier of high quality, precision-bearing components to both domestic and international anti-friction bearing manufacturers and had sales of US $132 million in 2000.

With the exception of the historical information contained in the release, the matters described herein contain forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation
Reform Act of 1995. Forward-looking statements involve a number of risks and uncertainties that may cause actual results to be materially different from such forward-looking statements. Such factors include, among others, general economic conditions and economic conditions in the industrial sector, competitive influences, risks that current customers will commence or increase captive production, risks of capacity

underutilization, quality issues, availability of raw materials, currency and other risks associated with international trade, the Company's dependence on certain major customers, and other risk factors and cautionary statements listed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission, including, but not limited to, the Company's Annual
Report on 10-K for the fiscal year ended December 31, 2000.

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